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                         October 17, 2022

       Marvin R. Ellison
       Chairman, President and Chief Executive Officer
       Lowe   s Companies, Inc.
       1000 Lowes Blvd.
       Mooresville, NC 28117

                                                        Re: Lowe   s Companies,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 14,
2022
                                                            File No. 001-07898

       Dear Marvin R. Ellison:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program